As filed with the Securities and Exchange Commission on March 2, 2022

Registration No. 333-219236

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-219236

UNDER THE SECURITIES ACT OF 1933

MONMOUTH REAL ESTATE INVESTMENT CORPORATION

(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation or organization)	22-1897375 (I.R.S. Employer Identification No.)
101 Crawfords Corner Road, Suite 1405 Holmdel, New Jersey (Address of Principal Executive Offices)	07733 (Zip Code)

Monmouth Real Estate Investment Corporation

Amended and Restated 2007 Incentive Award Plan

(Full title of the plan)

Jennifer B. Clark

Secretary

Monmouth Real Estate Investment Corporation

c/o Industrial Logistics Property Trust

Two Newton Place

255 Washington Street, Suite 300

Newton, Massachusetts 02458

(617) 219-1460

(Name, Address, and Telephone Number, Including Area Code, of Agent for Service)

With copy to:

Steven M. Haas

Hunton Andrews Kurth LLP

Riverfront Plaza, East Tower

951 East Byrd Street

Richmond, Virginia 23219-4074

(804) 788-8200

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This post-effective amendment (the “Post-Effective Amendment”) relates to the Registration Statement on Form S-8 (Registration No. 333-219236) (the “Registration Statement”) filed by Monmouth Real Estate Investment Corporation (the “Registrant”) with the Securities and Exchange Commission on July 11, 2017 pertaining to the registration of 1,600,000 shares of common stock, $0.01 par value per share, of the Registrant issuable pursuant to the Monmouth Real Estate Investment Corporation Amended and Restated 2007 Incentive Plan.

On February 25, 2022, pursuant to the terms of the Agreement and Plan of Merger, dated as of November 5, 2021 and as amended on February 7, 2022, by and among the Registrant, Industrial Logistics Properties Trust (“ILPT”), and Maple Delaware Sub LLC, a wholly owned subsidiary of ILPT (“Merger Sub”), the Registrant was merged with and into Merger Sub (the “Merger”), with Merger Sub surviving the Merger as a wholly owned subsidiary of ILPT. As a result of the Merger, the Registrant has terminated all offerings of the Registrant’s securities pursuant to existing registration statements under the Securities Act of 1933, as amended, including the Registration Statement. In accordance with the undertakings made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, the Registrant hereby removes from registration all of such securities of the Registrant registered but not sold or otherwise issued under the Registration Statement, if any, as of the date hereof. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities, and the Registrant hereby terminates the effectiveness of the Registration Statement.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newton, Commonwealth of Massachusetts, on March 3, 2022.

Mountain Industrial REIT LLC, as successor by merger to Monmouth Real Estate Investment Corporation

By:	/s/ Jennifer B. Clark
Name: Jennifer B. Clark
Title: Secretary

No other person is required to sign these Post-Effective Amendments to the Registration Statements in reliance on Rule 478 under the Securities Act of 1933, as amended.